UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

March 19, 2004

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 Chadron Avenue, Hawthorne, CA	90250
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 978-0516

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, on March 19, 2004, OSI Systems, Inc. (the “Registrant”) completed the acquisition of Spacelabs Medical pursuant to a purchase agreement entered into on January 2, 2004, between Instrumentarium Corporation (“Instrumentarium”) and the Registrant as amended and supplemented on March 19, 2004. Spacelabs Medical was a business unit of Instrumentarium, which GE Medical Systems acquired in October 2003.

On March 26, 2004, the Registrant filed a current report on Form 8-K disclosing the acquisition of Spacelabs Medical, but omitted the financial statements of the business acquired and the pro forma financial information as it was permitted to do pursuant to the rules and regulations governing Form 8-K.

On June 1, 2004, the Registrant filed a current report on Form 8-K/A that amended the initial report on Form 8-K filed on March 26, 2004 to include the financial information that was omitted.

This second amendment to the Registrant’s current report on Form 8-K originally filed on March 26, 2004 and amended on June 1, 2004, is made to update the financial information included in the first amendment by including the audited financial statements of Spacelabs Medical as of December 31, 2003 and for the period from January 1, 2003 through October 8, 2003 and the period from October 9, 2003 through December 31, 2003.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

The following financial statements and pro forma financial information are filed as part of this report:

(a) Financial Statements of Business Acquired

(i) Audited Consolidated/Combined Financial Statements of Spacelabs Medical as of December 31, 2002 and 2003 and for the year ended December 31, 2001, the period from January 1, 2002 through July 3, 2002, the period from July 4, 2002 through December 31, 2002, the period from January 1, 2003 through October 8, 2003, and the period from October 9, 2003 through December 31, 2003.

(b) Pro Forma Financial Information

(i) Unaudited Pro Forma Condensed Combined Statements of Operations of the Registrant and Spacelabs Medical for the year ended June 30, 2004.

(ii) Notes to the Unaudited Pro Forma Condensed Combined Information.

(c) Exhibits

23.1	Independent Auditors’ Consent

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

SPACELABS MEDICAL

INDEPENDENT AUDITORS’ REPORT AND

CONSOLIDATED/COMBINED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2002 AND 2003 AND

FOR THE YEAR ENDED DECEMBER 31, 2001,

THE PERIOD FROM JANUARY 1, 2002 THROUGH JULY 3, 2002,

THE PERIOD FROM JULY 4, 2002 THROUGH DECEMBER 31, 2002,

THE PERIOD FROM JANUARY 1, 2003 THROUGH OCTOBER 8, 2003,

AND THE PERIOD FROM OCTOBER 9, 2003 THROUGH DECEMBER 31, 2003

Independent Auditors’ Report

The Board of Directors

OSI Systems Inc.:

We have audited the accompanying combined balance sheets as of December 31, 2002 and December 31, 2003 of Spacelabs Medical (the Company) and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2001 and for the period from January 1, 2002 through July 3, 2002, and the combined statements of operations, parent’s investment and cash flows for the period from July 4, 2002 through December 31, 2002, for the period from January 1, 2003 through October 8, 2003 and for the period from October 9, 2003 through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spacelabs Medical as of December 31, 2002 and 2003, respectively, and the results of their operations and their cash flows for the year ended December 31, 2001, for the period from January 1, 2002 through July 3, 2002, for the period July 4, 2002 through December 31, 2002, for the period from January 1, 2003 through October 8, 2003 and for the period October 9, 2003 through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the accompanying financial statements, on July 3, 2002 and October 8, 2003, the Company was acquired in separate transactions accounted for as a purchase. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. Accordingly, the financial statements for periods subsequent to the acquisitions are not comparable to the financial statements presented for prior periods.

As discussed in Note 1 to the accompanying financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.”

/s/    KPMG LLP

Seattle, Washington

October 7, 2004

KPMG LLP

SPACELABS MEDICAL

COMBINED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2002	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$6,646	$2,165
Trade receivables, net of allowance for doubtful accounts and sales returns of $9,121, and $6,283 (Note 2)	37,431	35,469
Inventories (Note 5)	53,839	38,986
Prepaid expenses and other current assets	2,778	2,171
Refundable income taxes	2,263	2,263
Assets of business held for sale (Note 4)	26,050	—

Total current assets	129,007	81,054
Property, plant and equipment, net (Note 6)	8,144	163
Other intangibles, net of accumulated amortization of $4,632 (Notes 2 and 7)	28,943	—
Other assets	1,524	1,371

	$167,618	$82,588

LIABILITIES AND PARENT’S INVESTMENT
Current liabilities:
Accounts payable	9,372	3,726
Accrued expenses (Note 9)	13,392	14,979
Deferred revenue	5,407	4,653
Restructuring (Note 10)	7,711	2,440
Income taxes payable (Note 11)	1,149	413
Liabilities of business held for sale (Note 4)	6,977	—

Total current liabilities	44,008	26,211
Other long-term obligations (Note 12)	9,562	18,974
Deferred income taxes (Note 11)	2,240	—
Commitments and contingencies (Notes 12 and 14)
Parent’s investment:
Accumulated other comprehensive income	65	158
Other	111,743	37,245

Total Parent’s investment	111,808	37,403

	$167,618	$82,588

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year ended December 31, 2001 (Consolidated)	Period From January 1 - July 3, 2002 (Consolidated)	Period From July 4 - December 31, 2002 (Combined)	Period From January 1 - October 8, 2003 (Combined)	Period From October 9 - December 31, 2003 (Combined)
Revenue	$194,966	$92,185	$80,827	$108,209	$38,399
Cost of sales (Note 2)	116,366	54,962	58,846	78,172	21,315

Gross margin	78,600	37,223	21,981	30,037	17,084

Operating expenses:
Selling, general and administrative (Note 2)	66,037	36,094	28,007	40,792	14,954
Provision for doubtful accounts	1,232	4,368	886	1,756	228
Research and development	18,972	10,780	9,454	12,705	4,028
In-process research and development (Note 2)	—	—	1,311	—	—

Total operating expenses	86,241	51,242	39,658	55,253	19,210
Gain (loss) on sale of assets (Note 6)	22,394	(226)	(468)	(396)	—

Income (loss) from operations	14,753	(14,245)	(18,145)	(25,612)	(2,126)
Other income (expense):
Interest income	421	558	254	—	—
Interest expense	(3,566)	(28)	(234)	—	—
Other income (expense), net (Note 15)	(7,090)	(2,056)	(161)	1,114	293

Income (loss) from continuing operations before extraordinary item and income taxes	4,518	(15,771)	(18,286)	(24,498)	(1,833)
Income taxes (Note 11)	2,054	22,739	—	310	103

Income (loss) from continuing operations before extraordinary item	2,464	(38,510)	(18,286)	(24,808)	(1,936)
Discontinued operations (Note 4):
Loss from discontinued operations before income taxes	(7,026)	(2,042)	(925)	—	—
Income taxes	(2,466)	—	—	—	—

Loss from discontinued operations	(4,560)	(2,042)	(925)	—	—

Loss before extraordinary item	(2,096)	(40,552)	(19,211)	(24,808)	(1,936)
Extraordinary item—unallocated negative goodwill	—	—	—	—	1,177

Net loss	$(2,096)	$(40,552)	$(19,211)	$(24,808)	$(759)

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31, 2001 (Consolidated)	Period From January 1 - July 3, 2002 (Consolidated)	Period From July 4 - December 31, 2002 (Combined)	Period From January 1 - October 8, 2003 (Combined)	Period From October 9 - December 31, 2003 (Combined)
Operating activities:
Net loss	$(2,096)	$(40,552)	$(19,211)	$(24,808)	$(759)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Gain) loss on sales of assets	(22,439)	226	468	396	—
Depreciation and amortization	8,662	3,630	6,503	7,218	—
Unallocated Negative goodwill	—	—	—	—	(1,177)
In-process research and development	—	—	1,311	—	—
Amortization of deferred gain on sale	(2,156)	(3,593)	—	—	—
Deferred rent	—	—	—	2,470	732
Loss for other than temporary declines in fair value of investments and write-down of other assets	2,554	1,000	—	—	—
Deferred income taxes	(207)	28,502	—	—	—
Changes in operating assets and liabilities (Increase) decrease in trade receivables	9,597	12,038	6,146	(74)	3,258
Decrease in inventories	13,032	4,010	5,096	11,553	6,639
(Increase) decrease in prepaid expenses	(382)	(559)	1,175	82	583
Increase (decrease) in accounts payable and accrued expenses	5,889	(6,028)	(11,547)	(7,947)	(931)
Increase (decrease) in deferred revenue	1,596	1,563	983	(791)	1,967
Increase (decrease) in taxes on income	(526)	(42)	(84)	(839)	103
Other	656	667	(19)	683	499

Cash provided (used) by operating activities	14,180	862	(9,179)	(12,057)	10,914

Investing activities:
Investment in property, plant and equipment	(8,221)	(2,926)	(4,645)	(3,410)	(163)
Proceeds from sales of Lifeclinic and Burdick	—	—	1,994	19,073	—
Proceeds from sales of assets	76,898	—	753	104	—
Purchase of assets and other investments	(346)	—	—	—	—
Other	734	(161)	149	245	—

Cash provided (used) by investing activities	69,065	(3,087)	(1,749)	16,012	(163)

Financing activities:
Changes in Parent’s Investment	—	—	(116)	(6,979)	(10,294)
Decrease in short-term borrowings	(318)	—	—	—	—
Principal payments on long-term debt	(65,653)	—	—	—	—
Exercise of stock options	100	44	—	—	—

Cash provided (used) by financing activities	(65,871)	44	(116)	(6,979)	(10,294)

Effect of exchange rate changes on cash	(53)	458	(105)	(1,208)	(706)

Increase (decrease) in cash and cash equivalents	17,321	(1,723)	(11,149)	(4,232)	(249)
Cash and cash equivalents at beginning of period	2,583	19,904	18,181	6,646	2,414

Cash and cash equivalents at end of period	$19,904	$18,181	7,032	$2,414	$2,165

Less cash of Burdick, held for sale			(386)

Cash and cash equivalents at end of period on combined balance sheet			$6,646

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND CHANGES IN PARENT’S INVESTMENT

(In thousands)

	Common Stock Outstanding		Additional Paid-In Capital	Common Stock In Treasury		Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount		Shares	Amount
Balance, December 31, 2000	9,686	$113	$98,721	1,605	$(35,758)	$(8,205)	$110,134	$165,005
Comprehensive income:
Net loss							(2,096)	(2,096)
Change in fair value of interest rate swap agreements, including transition adjustments, net of tax						(1,135)		(1,135)
Adjustment for losses on interest rate swaps reclassified to net loss						1,135		1,135
Foreign currency translation adjustment						(315)		(315)

Total comprehensive loss						(315)	(2,096)	(2,411)
Exercise of stock options	7		(58)	(7)	158			100
Amortization of unearned compensation (Note 12)			90					90
Contribution of shares to ISSOP 401(k) Plan	60		(659)	(60)	1,365			706

Balance, December 31, 2001	9,753	$113	$98,094	1,538	$(34,235)	$(8,520)	$108,038	$163,490
Comprehensive loss:
Net loss							(40,552)	(40,552)
Pension adjustment						(2,029)		(2,029)
Foreign currency translation adjustment						1,943		1,943

Total comprehensive loss						(86)	(40,552)	(40,638)
Exercise of stock options	4		(50)	(4)	94			44
Amortization of unearned compensation (Note 12)			8					8
Forfeitures of restricted shares	(1)		29	1	(29)			—
Contribution of shares to ISSOP 401(k) Plan	28		(288)	(28)	663			375

Balance, July 3, 2002	9,784	$113	$97,793	1,507	$(33,507)	$(8,606)	$67,486	$123,279

Changes in Parent’s Investment
Instrumentarium investment at July 4, 2002	$131,070
Comprehensive loss:
Net loss	(19,211)
Foreign currency translation adjustment	65

Total comprehensive loss	(19,146)
Other changes in Parent investment, net	(116)

Balance at December 31, 2002	$111,808
Comprehensive loss:
Net loss	(24,808)
Foreign currency translation adjustment	(316)
Pension adjustment	(1,503)

Total comprehensive loss	(26,627)
Other changes in Parent investment, net	(6,979)

Balance at October 8, 2003	$78,202

GE Medical investment at October 9, 2003	$48,614
Comprehensive loss:
Net loss	(759)
Foreign currency translation adjustment	(158)

Total comprehensive loss	(917)
Other changes in Parent investment, net	(10,294)

Balance at December 31, 2003	$37,403

See accompanying Notes to Consolidated and Combined Financial Statements.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except per-share data)

1. BUSINESS OVERVIEW

Spacelabs Medical (“Spacelabs” or “the Company”) develops, manufactures, markets and services patient monitoring and clinical information systems products for use in diagnosis, monitoring and information management across the healthcare continuum. The Company also sells disposable and replaceable supplies to support these products. The Company’s products are sold worldwide through its direct subsidiaries and affiliates and through third party distributors.

Through the close of business on July 3, 2002, the Company operated through a holding company structure with the parent company, Spacelabs Medical, Inc. (Delaware), owning 100% of the common shares of Spacelabs Medical, Inc. (California), the primary operating entity. Spacelabs Medical, Inc. (California) in turn owned, directly and indirectly, sales subsidiaries operating in approximately 14 countries and two other U.S. operating entities, Spacelabs Burdick, Inc. (“Burdick”) and Lifeclinic Holdings Corporation (“Lifeclinic”). Burdick developed, manufactured, marketed, sold and serviced diagnostic cardiology equipment, supplies and accessories throughout the U.S. and internationally. Lifeclinic developed, marketed and distributed vital signs measurement kiosks throughout the U.S. The Company sold Lifeclinic on November 1, 2002 and Burdick on January 2, 2003. For periods prior to the dates of sale, the results of operations of Burdick and Lifeclinic are segregated and presented as discontinued operations. The assets and liabilities of Burdick are presented as held for sale on the December 31, 2002 combined balance sheet. See Note 4 – Discontinued Operations.

At the close of business on July 3, 2002, Instrumentarium OY (“Instrumentarium”), a Finnish company, acquired 100% of the shares of Spacelabs Medical, Inc. (Delaware) (the “Instrumentarium Acquisition”). See Note 3 – Acquisitions. Instrumentarium’s primary reason for acquiring the Company was to expand its product offerings and market share in the U.S. patient monitoring market. The Company continued to operate through Spacelabs Medical, Inc. (California) as it did before the Instrumentarium Acquisition. On approximately October 1, 2002, Instrumentarium transferred ownership of the Company’s international operating subsidiaries in the U.K., Canada, the Netherlands and Italy (the “Merged Subsidiaries”) from Spacelabs Medical, Inc. (California) to Instrumentarium subsidiaries operating in those countries.

Just prior to midnight on December 31, 2002, both Spacelabs Medical, Inc. (Delaware) and Spacelabs Medical, Inc. (California) were merged into Datex-Ohmeda, Inc. (“Datex-Ohmeda”), Instrumentarium’s primary operating subsidiary in the U.S. At that point in time, the Company ceased to be a separate legal corporation and became a division of Datex-Ohmeda.

In December 2002, Instrumentarium announced that it had reached an agreement to be acquired by GE Medical Systems, Inc. (“GE Medical”). During the regulatory approval process that followed, GE Medical and Instrumentarium reached agreement with the U.S. Department of Justice and the European Commission that the Spacelabs business would be divested as soon as possible following the closing of GE Medical’s acquisition of Instrumentarium. In addition, GE Medical agreed to hold and maintain the Spacelabs business separate from its other businesses and was prohibited from obtaining competitive Spacelabs information. On October 9, 2003, GE Medical completed its acquisition of 95.7% of Instrumentarium (“GE Medical Acquisition”) and Spacelabs was formally offered for sale. The European Commission appointed a trustee to oversee the sale and the independent management of Spacelabs from October 9, 2003 until the date that Spacelabs was divested. See Note 3 – Acquisitions.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America and include the consolidated accounts of Spacelabs Medical, Inc. (Delaware) and its subsidiaries through July 3, 2002, the date of Instrumentarium’s acquisition of the Company. Intercompany transactions have been eliminated for those periods.

As of July 3, 2002, Instrumentarium’s cost basis in Spacelabs has been pushed down to these financial statements. The financial statements as of December 31, 2002 and for the period from July 4, 2002 through December 31, 2002 are derived from the historical books and records of Spacelabs Medical, Inc. and represent the combined financial position, combined results of operations and combined cash flows of the Company’s businesses within the Instrumentarium group of companies. The financial position and results of operations of the Merged Subsidiaries are reported on a carved-out basis, whereby the assets, liabilities, revenues and expenses attributable to the Spacelabs portions of the combined entities have been determined on a specific identification basis where possible and on an allocated basis where the financial position and/or results of operations could not be specifically identified. The financial statements for the period from January 1, 2003 through October 8, 2003 are derived from the historical books and records of Datex-Ohmeda and reflect the assets, liabilities, revenues and expenses of the Spacelabs Medical business, as it was operated as a division of Datex-Ohmeda at Instrumentarium’s historical cost. Intercompany transactions for the period from July 4, 2002 through December 31, 2002 and from January 1, 2003 through October 8, 2003 between and among Company-owned and combined entities have been eliminated. Intercompany transactions between the Company and Instrumentarium have been included as a component of Parent’s Investment.

As of October 9, 2003, GE Medical’s cost basis in Spacelabs, which is defined as fair value as determined by appraisal, has been pushed down to these financial statements. The financial statements as of December 31, 2003 and for the period from October 9, 2003 through December 31, 2003 are derived from the historical books and records of Datex-Ohmeda and reflect the assets, liabilities, revenues and expenses of the Spacelabs Medical business, as it was operated as a division of Datex-Ohmeda at GE Medical’s historical cost. The Company’s financial position and results of operations are reported on a carved-out basis, whereby the assets, liabilities, revenues and expenses attributable to the Spacelabs portions of the business have been determined on a specific identification basis where possible and on an allocated basis where the financial position and/or results of operations could not be specifically identified. Intercompany transactions for the period from October 9, 2003 through December 31, 2003 between and among the combined entities have been eliminated. Intercompany transactions between the Company and Instrumentarium or GE Medical have been included as a component of Parent’s Investment.

Allocations

All assets, liabilities, revenues and operating expenses associated with the Merged Subsidiaries are included in the Company’s financial statements, including expenses incurred by Instrumentarium on behalf of Spacelabs. Expenses incurred by Instrumentarium for the period July 4, 2002 through December 31, 2002 and for the period from January 1, 2003 through October 8, 2003 and by GE Medical for the period from October 9, 2003 through December 31, 2003 that are not practicable to specifically identify as Spacelabs’ costs, which include field service expenses, sales and marketing management, sales support costs, and certain administrative costs, including human resources and executive officer costs, have been allocated by Instrumentarium and GE Medical. Management has allocated these costs primarily based on percentage estimates of time or departmental effort devoted to working on Spacelabs’ related matters in relation to overall Instrumentarium matters or on the basis of Spacelabs’ sales to overall sales of the Instrumentarium/GE Medical subsidiary. Allocated costs totaled $509, $20,667, and $5,170 for the period from July 4, 2002 through December 31, 2002, the period from January 1, 2003 through October 8, 2003 and the period from October 9, 2003 through December 31, 2003, respectively. Allocated costs were incurred principally as a result of the merger of Spacelabs into Datex-Ohmeda on December 31, 2002. In addition, $373 and $293 in net gains from foreign exchange transactions were allocated to Spacelabs based on the percentage of international export sales of Spacelabs relative to total Datex-Ohmeda international export sales for the period from January 1, 2003 through October 8, 2003 and the period from October 9, 2003 through December 31, 2003, respectively.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Management of Spacelabs believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

In 2003, Instrumentarium also allocated to Spacelabs budgeted costs associated with a migration of Instrumentarium’s systems software to Oracle, business process improvement initiatives and worldwide marketing. As a consequence of the GE Medical Acquisition and the requirement that GE Medical hold the Spacelabs business separate from the its other businesses, Spacelabs was not involved in the initiatives. As a result, Spacelabs’ management has not included these costs in these combined financial statements.

The financial information included herein as of December 31, 2002 and 2003, and for the periods July 4, 2002 through December 31, 2002, January 1, 2003 through October 8, 2003 and from October 9, 2003 through December 31, 2003, is not necessarily indicative of the financial position, results of operations or cash flows of Spacelabs Medical in the future or what the financial position, results of operations or cash flows would have been if Spacelabs Medical had been a separate, independent company during all periods presented.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

Cash Equivalents

Prior to January 1, 2003, cash equivalents consisted primarily of money market accounts with major U.S. banks. In 2003, most of Spacelabs’ US operating accounts were closed and all significant cash transactions were centralized with Datex-Ohmeda. Cash at December 31, 2003, primarily represents the Company’s cash in banks located in foreign countries.

Trade receivables

The allowance for doubtful accounts and sales returns is the Company’s best estimate of the amount of probable credit losses and sales returns. In determining the adequacy of the allowance for doubtful accounts, the Company considers a number of factors, including the aging of the accounts receivable portfolio, customer payment trends, the financial condition of its customers, historical bad debts and current economic conditions. The Company primarily relies on historical sales return experience in determining the sales returns allowance.

Inventories

Inventories are valued at the lower of cost, as determined by the first-in, first-out method, or market (net realizable value). Adjustments to cost are recorded for obsolete or excess material, earlier generation products and refurbished products held either as saleable inventory or as demonstration products. The adjustments reduce inventory carrying values to amounts not lower than that which will result in approximately normal profit margins upon sale. If market conditions are less favorable than those projected by management, additional downward inventory adjustments may be required.

In connection with the Instrumentarium Acquisition, inventories were increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $12,410, is being recorded to cost of sales subsequent to July 3, 2002, based on the average turnover of inventories. For the period July 4, 2002 through December 31, 2002 and for the period from January 1, 2003 through October 8, 2003 the amounts charged to cost of sales were $6,815 and $2,776, respectively.

In connection with the GE Medical Acquisition, inventories were likewise increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $1,974, is being recorded to cost of sales subsequent to October 8, 2003, based on the average turnover of the related inventories. For the period October 9, 2003 through December 31, 2003 the amount charged to cost of sales was $1,974.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Property, Plant and Equipment

Property, plant and equipment are stated at Spacelabs’ cost basis through and at July 3, 2002, Instrumentarium’s cost basis through and at December 31, 2002 and through October 8, 2003, and GE Medical’s cost basis through and at December 31, 2003. As a result of both the Instrumentarium Acquisition and the GE Medical Acquisition, the respective cost bases at July 4, 2002 and October 9, 2003 were adjusted to equal the fair value of property, plant and equipment reduced for its pro-rata portion of negative goodwill (See “Long-Lived Assets” below). Accumulated depreciation and amortization was adjusted to zero. Significant additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed of, gains and losses are reflected in the results of operations. Depreciation of machinery and equipment is provided for on the straight-line method over 3-10 years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. The Company continually evaluates the estimated useful lives of its property, plant and equipment and from time to time makes changes to these estimates based on experience and trends in utility.

Long-Lived Assets

Spacelabs’ other intangible asset balance prior to the Instrumentarium Acquisition was comprised of trade names, customer-related intangibles and patents. In connection with the Instrumentarium Acquisition and the GE Medical Acquisition, management of Spacelabs eliminated the previously established intangible assets and related accumulated amortization and determined the fair values of all intangible assets that are separable or that arise from a legal or contractual relationship. In connection with each of the Instrumentarium Acquisition and the GE Medical Acquisition, the fair value of the identifiable tangible and intangible assets and liabilities exceeded Instrumentarium’s and GE Medical’s cost basis in Spacelabs’ assets and liabilities, resulting in negative goodwill. This negative goodwill has been allocated on a pro-rata basis to the intangible assets and property, plant and equipment. In the GE Medical Acquisition the negative goodwill allocation reduced these assets to zero. Intangible assets are amortized over their estimated useful lives as follows:

	Prior to Instrumentarium Acquisition	After Instrumentarium Acquisition
Trade names	40 years	Indefinite
Current products/customer-related intangibles	20 years	3-10 years
Patents	10 years	N/A
Current backlog	N/A	0.5 years
Weighted average life of amortizable intangibles	29.6 years	5.6 years

Prior to the Instrumentarium Acquisition, the Company had recorded goodwill representing the excess of cost over fair values of net assets acquired resulting from the Company’s acquisition of Burdick in 1997 and various other business acquisitions. Goodwill was being amortized in 2001 using estimated lives of 20-40 years. As a result of the Instrumentarium Acquisition and the GE Medical Acquisition, the Company’s goodwill and other intangible assets were remeasured to fair value as of the acquisition date. No amounts were assigned to goodwill for the continuing operations of Spacelabs.

As of January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, which requires that goodwill and indefinite-lived intangible assets acquired in business combinations and determined to have indefinite lives not be amortized, but instead be tested for impairment at least annually. For goodwill, the first step of the impairment test used to identify potential impairment, compares management’s estimate of the fair value of each reporting unit with its carrying amount. As management estimated that at January 1, 2002, the fair value exceeded the carrying amount, goodwill was determined to not be impaired. The second step of the impairment test, which would compare the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill, was unnecessary for the periods presented. For indefinite-lived intangible assets, the impairment test compares the estimated fair values of those amounts with their recorded amounts and records an impairment expense to the extent the estimated fair value is less than the recorded amount.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Amortization of goodwill and other intangible assets is included in cost of goods sold and in selling, general and administrative expense and is summarized below:

	Year ended December 31, 2001	Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002	Period From January 1 - October 8, 2003
Included in cost of sales:
Amortization of other intangibles	$—	$—	$3,528	$4,757
Included in selling, general and administrative expense:
Amortization of goodwill	464	—	—	—
Amortization of other intangibles	14	57	1,104	—

	$478	$57	$4,632	$4,757

A summary of net loss for the year ended December 31, 2001 as if the change in goodwill amortization had been applied to that period is as follows:

Income from continuing operations, as reported	$2,464
Amortization of goodwill, continuing operations	464

Income from continuing operations, as adjusted	$2,928

Net loss, as reported	$(2,096)
Amortization of goodwill	1,193

Net loss, as adjusted	$(903)

Investments

The Company has made investments through the purchase of voting capital stock of two non-public companies that are engaged in businesses that are complimentary to those of the Company. The Company accounts for these investments using the cost method. The Company periodically evaluates whether any declines in the fair value of its investments are other-than-temporary, through analysis of qualitative and quantitative factors. These factors include the implied value from any recent rounds of financing completed or proposed, the investees’ future prospects, operating trends, financial condition and results of operations. Based upon an evaluation of the facts and circumstances in 2001, the Company determined that other-than-temporary declines existed for two of its investments. An impairment loss of $2,200 was recorded in 2001 to carry these investments at fair value and is included in other income (expense). A further other-than-temporary decline in fair value for one of these investments was determined to exist in June of 2002 due to new facts and circumstances. As a result, an additional $1,000 impairment loss was recorded as a charge to other income (expense) during the period from January 1 through July 3, 2002.

In connection with the Instrumentarium Acquisition and the GE Medical Acquisition, the investments were recorded at their estimated fair values as of July 4, 2002 and October 9, 2003, which were the same as their carrying values. In May 2003, one of the two investees repurchased the Company’s investment in its stock for $900. The Company realized a gain on the sale of this investment of $750, which is included in other income (expense) during the period from January 1, 2003 through October 8, 2003.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Research and Development

Costs incurred in research and development are expensed as incurred. Software development costs are required to be capitalized when a product’s technological feasibility has been established through the date the product is available for general release to customers. The Company has not capitalized any software development costs as technological feasibility is generally not established until a working model is completed at which time substantially all development is complete.

In-Process Research And Development

The financial statements for the period July 4, 2002 through December 31, 2002 include a write-off of the estimated fair value of in-process research and development costs at the date of the Instrumentarium Acquisition. The fair value of in-process research and development of $1,311 as of July 4, 2002 has been estimated based on information obtained in connection with the Instrumentarium Acquisition and consisted of two projects. Each of these projects is subject to risks and uncertainties relating to completion and market acceptance. Fair values were estimated based on costs incurred through July 3, 2002 due to the early stage of development.

One in-process project had an estimated fair value of $868 and was approximately 33% complete. This project involves expansion of the functionality of the Company’s medical telemetry product offering. The other in-process project had an estimated fair value of $443 and was approximately 13% complete. This project involved the further development of the Company’s technology used to measure patient CO2 levels. Both products were released in 2004.

Derivative Financial Instruments

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes accounting and reporting standards for derivative instruments. Prior to repaying its primary credit facility in September 2001, the Company maintained interest rate swap agreements that converted a portion of its variable interest rate debt into fixed rates. The Company designated these interest rate swap agreements as cash flow hedges.

The adoption of SFAS 133 on January 1, 2001 resulted in a decrease in shareholders’ equity, net of income tax effects, of approximately $300. This was attributable to decreases in the fair value of the interest rate swaps due to declines in interest rates since the inception of the hedging arrangement and was to be offset in future periods by offsetting lower interest expense associated with the hedged variable rate debt. Declines in interest rates from January 1 to September 14, 2001, the date the debt was paid off and the swaps were settled, resulted in an additional decrease in the value of the interest rate swaps of approximately $1,300. This was included as a component of other comprehensive income in shareholders’ equity, net of related income tax effects, through the date the Company repaid its primary credit facilities and terminated its interest rate swap arrangements. At that time, cumulative losses, net of income tax effects, were reclassified to results of operations, and $1,818 is included in other income (expense), net in 2001. No such agreements were outstanding at December 31, 2002 or December 31, 2003.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Foreign Currency

Revenue and expenses of the Company’s international operations denominated in foreign currencies are translated to US dollars at average rates of exchange prevailing during the year. Assets and liabilities are translated at the exchange rates on the balance sheet date. Translation adjustments resulting from this process are accumulated and charged or credited to shareholders’ equity. For the periods from January 1, 2003, through October 8, 2003, and from October 9, 2003, through December 31, 2003, the translation adjustment is a component of the Parent’s investment, net. Gains and losses on foreign currency transactions are included in other income (expense), net.

Revenue Recognition

The Company recognizes revenue upon shipment of products when title and risk of loss passes, and when terms are fixed and collection is probable. Beginning in October 2003, the Company adopted the provisions of Staff Accounting Bulletin No. 104 “Revenue Recognition” and Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” with respect to installation services. Under the requirements of these two pronouncements, in cases where installation services are provided, the portion of revenue for the sale attributable to installation is deferred and recognized when the installation services are provided. In an instance where terms of sale include subjective customer acceptance criteria, revenue is deferred until the acceptance criteria are met. Concurrent with the shipment of the product, the Company accrues estimated product return allowances and warranty expenses. Compliance with the terms of SAB No. 104 and EITF No. 00-21 did not have a significant impact on the Company’s financial position or results of operations.

Revenue derived from equipment service contracts is deferred and recognized on a straight-line basis over the lives of the contracts. Revenue from billable services, including repair activity is recognized when the service is provided.

Advertising revenue from the Company’s Lifeclinic subsidiary was recognized using the straight-line method over the period the advertisements are run and revenue from leasing health stations was recognized over the lease period.

Spacelabs clinical information systems products are subject to revenue recognition in accordance with AICPA Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”), whereby revenue from multi-element arrangements is allocated to different elements based upon vendor-specific objective evidence. As specified in SOP 97-2, revenue from the sale of software licenses is either recognized upon shipment or on the percentage-of-completion method, depending on such factors as the extent and complexity of implementation required and whether significant payment terms are contingent upon completion of future milestones. Revenue from software implementation services is recognized as the services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the maintenance agreement.

Advertising Costs

The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense totaled $1,253, $189, $78, $100 and $30 in the year ended December 31, 2001, the period from January 1, 2002 through July 3, 2002, the period from July 4, 2002 through December 31, 2002, the period from January 1 through October 8, 2003 and the period from October 9, 2003 through December 31, 2003, respectively. Advertising costs are included in selling, general and administrative expenses on the accompanying statements of operations.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Stock-based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” permits a company to choose either a fair-value-based method or the Accounting Principles Board (“APB”) Opinion 25 intrinsic-value-based method of accounting for employee stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net income (loss) and earnings (loss) per share computed as if the fair-value-based method had been applied in financial statements of companies that continue to account for such arrangements under APB Opinion 25. The Company records employee stock-based compensation using the APB Opinion 25 intrinsic-value-based method. No compensation cost has been recognized for its employee stock option awards as the awards are fixed and the intrinsic value of an award at the date of grant is not greater than zero. The Company recognizes compensation cost related to fixed awards on an accelerated basis over the applicable vesting period using the method described in FASB Interpretation No. 28. The Company has no variable awards outstanding.

Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options pursuant to the fair value method of that Statement. For purposes of pro forma disclosures, the value of the options granted is amortized to expense over the options’ vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the weighted average assumptions listed in the table below.

	Year ended December 31, 2001	Period from January 1 - July 3, 2002
Assumptions:
Dividend yield	0%	0%
Volatility	45%	46%
Risk-free interest rate	4.9%	4.1%
Expected life (years):
Nonofficer Employee Plan	4.0	—
Director Plan	4.6	4.6
Weighted average value of options granted	$5.15	$5.48

As of July 3, 2002, the Instrumentarium Acquisition date, all stock option plans of the Company were terminated and no new plans have subsequently been adopted. In addition, the employees of Spacelabs, subsequent to July 3, 2002, have not participated in any Instrumentarium or GE Medical stock based compensation plans.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

The Company’s pro forma information is as follows:

	Year ended December 31, 2001	Period from January 1 - July 3, 2002
Net loss, as reported	$(2,096)	$(40,552)
Less stock-based employee compensation expense under fair value based method	(1,854)	(929)

Pro forma net loss	$(3,950)	$(41,481)

Product Warranties

The Company provides currently for the estimated cost to repair or replace products sold under warranties based on its historical service cost of warranted products. Such warranties for hospital equipment and clinical information systems are generally for the earlier of 14 months from the date of original delivery or 12 months from first online operation. Warranties covering software and software products do not include updates or upgrades to software functionality.

The change in the aggregate product warranty liability is as follows:

	Continuing Operations	Discontinued Operations	Total
Balance at January 1, 2002	$6,109	$1,050	$7,159
Charged to cost of sales	977	510	1,487
Applied to liability	(2,668)	(526)	(3,194)

Balance at July 3, 2002	4,418	1,034	5,452
Charged to cost of sales	382	539	921
Applied to liability	(1,168)	(533)	(1,701)
Less amount related to business held for sale	—	(1,040)	(1,040)

Balance at December 31, 2002	$3,632	$—	$3,632
Charged to cost of sales	4,968	—	4,968
Applied to liability	(3,733)	—	(3,733)

Balance at October 8, 2003	$4,867	$—	$4,867
Charged to cost of sales	796	—	796
Applied to liability	(1,289)	—	(1,289)

Balance at December 31, 2003	$4,374	$—	$4,374

Accumulated Other Comprehensive Loss

Comprehensive income (loss) refers to the total change in equity during a period except those changes that result from investments by owners and distributions to owners. Comprehensive income (loss) includes net income (loss) as well as a component comprised of certain revenues, expenses, gains and losses that under generally accepted accounting principles are reflected in shareholders’ equity or Parent’s investment but excluded from the determination of net income (loss). The Company has segregated the accumulated other comprehensive loss (specifically, accumulated foreign currency translation adjustments and the unfunded portion of the accumulated benefit obligation) from the other components of shareholders’ equity or Parent’s investment.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

The following are the components of accumulated other comprehensive loss:

	December 31, 2001	July 3, 2002	December 31, 2002	October 8, 2003	December 31, 2003
Cumulative foreign currency translation adjustments	$(8,520)	$(6,577)	$65	$(251)	$(158)
Unfunded accumulated benefit obligation	—	(2,029)	—	(1,503)	—

Accumulated other comprehensive loss	$(8,520)	$(8,606)	$65	$(1,754)	$(158)

Income Taxes

Deferred tax assets and liabilities have been established for the expected future tax consequences of events that have been recognized in the Company’s consolidated/combined financial statements and tax returns. These deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using currently enacted tax rates that are expected to be in effect during the years in which the differences are anticipated to reverse. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based upon available evidence, the future tax benefits will more likely than not be realized.

For all periods presented through July 3, 2002, the Company filed separate federal and state income tax returns. For the periods ended after July 4, 2002 and through October 8, 2003, the Company is part of the consolidated federal and state income tax filings of Datex-Ohmeda. For the period from October 9, 2003 through December 31, 2003, the Company is part of the consolidated federal and state income tax filings of GE Medical. The Company’s tax expense and deferred taxes as of December 31, 2002 and December 31, 2003 and for the periods ended December 31, 2002, October 8, 2003 and December 31, 2003 have been computed as if the Company were filing separate, stand-alone, federal and state income tax returns.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Concentration of Credit and Supply Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, which reflect a broad customer base both nationally and internationally. The Company’s trade receivables, prior to any allowance for doubtful accounts, were distributed geographically by location of the customer as follows:

	December 31, 2002	December 31, 2003
North America	67%	73%
Europe	17%	16%
Asia-Pacific	5%	4%
Other	11%	7%

	100%	100%

As the Company continues to trade internationally, a portion of its receivables are expected to be with customers located in foreign countries. While the Company attempts to secure payments with banking instruments such as letters of credit, some export sales are transacted with credit terms, and therefore collection of receivables is affected by local economic conditions. Also, in the event of default with respect to foreign export sales, collection may be more difficult in foreign countries than in the US.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

The Company has a concentration of operations outside of North America, principally in Europe. The net assets at December 31, 2003 of the European operations were $418.

The Company frequently contracts for the sale of its products with hospital buying groups, proprietary hospital chains and US government agencies. These contracts can generate significant revenue, and the Company believes the loss of a major contract could have an adverse effect on its operations.

The Company depends on single-source vendors for certain integral component parts. While any of these vendors could be replaced over time, abrupt disruption in the supply of a single-source part could have an adverse effect on the Company’s manufacture of the products of which such items are a component. In addition, component parts of certain of the Company’s products are manufactured in Asian countries that periodically experience political and economic difficulties.

New Accounting Pronouncements

SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides the accounting requirements for retirement obligations associated with tangible long-lived assets, was issued in June 2001. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. SFAS No. 143 became effective on January 1, 2003. The adoption of SFAS No. 143 did not have an impact on the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) consensus No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity should be recognized at fair value when the liability is incurred. SFAS 146 is effective for Spacelabs’ 2003 fiscal year. The adoption of SFAS 146 did not have a material impact on the Company’s financial statements.

In November 2002, the FASB issued Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 clarifies the requirements of Statement No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003, are not subject to liability recognition, but are subject to expanded disclosure requirements. The adoption of this interpretation did not have a material impact on the Company’s financial statements.

In January 2003, the FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities”. Variable interest entities often are created for a single specified purpose, for example, to facilitate securitization, leasing, hedging, research and development, or other transactions or arrangements. This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” defines what these variable interest entities are and provides guidelines on how to identity them and also on how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. Generally, FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 8, 2003, the FASB deferred the implementation date for the consolidation requirements of FIN 46 as it relates to variable interest entities that existed before February 1, 2003. FIN 46 also requires companies that expect to consolidate a variable interest entity they acquired before February 1, 2003 to disclose the entity’s nature, size, activities, and the company’s maximum exposure to loss in financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN46R with respect to variable interest entities created before January 31, 2003, which, among other things, revised the implementation date to the fiscal year or interim period ending after March 15, 2004, except for Special Purpose Entities. The adoption of this interpretation is not expected to have a material impact on the Company’s future financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company’s financial statements.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

3. ACQUISITIONS

Acquisition by Instrumentarium

At the close of business on July 3, 2002, Instrumentarium completed its acquisition of the Company for $139,789 in cash. The acquisition cost was comprised as follows:

Cash paid for shares of Spacelabs	$139,789
Direct costs of the acquisition	5,168

Total acquisition cost	$144,957

Instrumentarium’s cost basis in the acquired Spacelabs assets and liabilities has been pushed down to the Company and is recorded in these financial statements as of December 31, 2002 and for the period July 4, 2002 through December 31, 2002. The acquisition was accounted for in accordance with SFAS 141, “Business Combinations.” Instrumentarium’s cost basis as of July 4, 2002, has been reduced by the amount of a deferred tax asset valuation allowance of $13,887, which represents the amount of the deferred tax assets which, more likely than not, can be realized by Instrumentarium but cannot be supported by Spacelabs.

The allocation of the acquisition cost was based in part on an appraisal of fair values of the tangible and intangible assets acquired. The following table summarizes the final purchase price allocation of the Spacelabs assets acquired and liabilities assumed:

Cash acquired	$17,409
Deferred tax assets, net	12,122
Other current assets	105,700
Long-term assets	8,131
Intangible Assets:
Corporate trade name	5,490
Current products	26,893
Current backlog	1,180
In-process research and development	1,311
Assets of businesses held for sale	30,117

Total assets	208,353

Restructuring accruals	10,752
Liabilities of businesses held for sale	7,242
Other current liabilities	35,916
Long-term liabilities	9,011
Deferred income tax liabilities	14,362

Total liabilities	77,283

Net purchase price after valuation allowance	$131,070

Acquired in-process research and development was charged to expense as of the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

Prior to the completion of the Instrumentarium Acquisition, Spacelabs incurred $1,360 in the year ended December 31, 2001 and $3,086 in the period from January 1, 2002 through July 3, 2002 in connection with the sale process and with other strategic initiatives to sell the Company. These costs are included in selling, general and administrative expenses and are comprised primarily of investment banker fees and legal expenses.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Acquisition of Instrumentarium by GE Medical

At the close of business on October 8, 2003, GE Medical completed its acquisition of Instrumentarium. The fair value of the Spacelabs business within the overall value of Instrumentarium was determined by an appraisal to be $71,000. This amount was determined to be GE Medical’s cost basis in the acquired Spacelabs assets and liabilities and has been pushed down to the Company and is recorded in these financial statements as of December 31, 2003 and for the period from October 9, 2003 through December 31, 2003. The acquisition was accounted for in accordance with SFAS 141, “Business Combinations.” GE Medical’s cost basis as of October 9, 2003, has been reduced by the amount of a deferred tax asset valuation allowance of $22,386, which represents the amount of the deferred tax assets which, more likely than not, can be realized by GE Medical but cannot be supported by Spacelabs. In addition, the Company recognized an extraordinary gain of $1,177, which represents the remaining negative goodwill (unallocated negative goodwill) after allocating negative goodwill to all noncurrent, non-financial assets of the Company as of October 9, 2003.

The allocation of the acquisition cost was based in part on an appraisal of fair values of the tangible and intangible assets acquired. See note 2, “Long-Lived Assets.” The following table summarizes the final purchase price allocation of the Spacelabs assets acquired and liabilities assumed:

Cash acquired	$2,414
Deferred tax assets, net	3,264
Other current assets	88,528
Long-term assets	1,371
Unallocated negative goodwill	(1,177)

Total assets	94,400

Current liabilities	24,779
Long-term liabilities	17,743
Deferred income tax liabilities	3,264

Total liabilities	45,786

Net purchase price after valuation allowance	$48,614

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

4. DISCONTINUED OPERATIONS

At the date of the Instrumentarium Acquisition, Instrumentarium management determined that the Burdick and Lifeclinic businesses were not consistent with its patient monitoring strategy for Spacelabs, approved a plan of divestiture and engaged an investment bank to find potential buyers for those units. On November 1, 2002, the Company completed the sale of Lifeclinic for approximately $2,000 in cash. On January 2, 2003, the Company completed the sale of Burdick for approximately $20,000 in cash. No gain or loss was recognized on either sale. The results of operations of these businesses are accounted for as discontinued operations in the consolidated and combined financial statements. In addition, the assets and liabilities of Burdick are classified as assets and liabilities of business held for sale on the December 31, 2002 combined balance sheet.

Summarized operating results for the discontinued operations is set forth below:

	Year ended December 31, 2001	Period from January 1 - July 3 2002	Period from July 4 - December 31 2002
Revenue	$47,119	$23,499	$21,323
Gross profit	13,413	7,377	6,827
Pre-tax loss	(7,026)	(2,042)	(925)
Income taxes (benefit)	(2,466)	—	—
Loss from discontinued operations	$(4,560)	$(2,042)	$(925)

Details of Burdick’s assets and liabilities held for sale at December 31, 2002 are summarized as follows:

Cash	$386
Accounts receivable	5,338
Inventory	7,221
Other current assets	292
Plant and equipment	1,480
Intangibles and other assets	11,333

Total assets	26,050

Accounts payable	2,617
Other current liabilities	4,009
Non-current liabilities	351

Total liabilities	6,977

Net assets of discontinued operations held for sale	$19,073

The carrying value of Burdick’s cash, accounts receivable, accounts payable and other current liabilities approximates its fair value as of December 31, 2002.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

5. INVENTORIES

	December 31, 2002	December 31, 2003
Raw materials and components	$8,796	$18,249
Work in progress	3,733	679
Finished products	25,532	9,402
Demonstration inventories	5,445	2,880
Customer service parts and equipment	10,333	7,776

	$53,839	$38,986

In the third quarter of 2001, the Company implemented a plan to reduce its cost structure by reducing the space required for its corporate and primary manufacturing operations. This plan included the sale, and 18-month leaseback, of the Company’s headquarters and manufacturing facilities, the outsourcing of certain manufacturing operations and the planned relocation to smaller facilities. In connection with this plan, the Company evaluated its policies and procedures with respect to the quantities of service inventories required to adequately service its installed customer base. In addition, the Company made adjustments to its manufacturing output and product sales forecasts during the third quarter. As a result of these efforts and analysis, the Company recorded a write-down of its inventory of $7,500. This amount is included in cost of goods sold in the accompanying statements of operations. In order to reduce the amount of space required to store inventory and to maximize income tax benefits, the Company executed and completed a plan to physically scrap its excess inventories during the fourth quarter of 2001.

6. PROPERTY, PLANT AND EQUIPMENT

	December 31, 2002	December 31, 2003
Leasehold improvements	$1,078	$—
Machinery and equipment	8,937	163

	10,015	163
Accumulated depreciation and amortization	(1,871)	—

	$8,144	$163

In September 2001, the Company sold approximately 13.9 acres of land located in Redmond, Washington, including the Company’s corporate headquarters and its primary manufacturing facility (collectively, the “Property”) to a third party for $74,000. The majority of the net cash proceeds from this transaction were used to retire the Company’s primary credit facility (see note 8). The Company simultaneously entered into a lease agreement with the new owner to lease back the Property for a period of 18 months. The Company is responsible for the cost of insurance, taxes and maintenance of the Property during the lease term. In connection with this transaction, the Company recognized a pre-tax gain on sale of the Property of $19,700, which is included in operating income, and recorded a deferred gain of $10,800, representing the present value of lease payments during the leaseback period. The deferred gain was being recognized over the 18-month term of the lease and was substantially offsetting the monthly lease payments for the properties. In connection with the push-down of Instrumentarium’s cost basis, the deferred gain remaining as of July 3, 2002 was eliminated.

In July 2001, the Company sold investment property located adjacent to its corporate headquarters facility for $6,000. The net proceeds from this sale were used to reduce the Company’s debt. The Company recognized a pre-tax gain on the sale of this property of $2,700, which is included in operating income.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

7. OTHER INTANGIBLES

The net carrying values of other intangibles as of December 31, 2002 is as follows:

December 31, 2002
Trade names	$5,490
Current product technology	23,453

$28,943

8. CREDIT FACILITIES

In September 2001, the Company retired its bank debt, term debt and revolving bank debt with a portion of the net proceeds from the sale of its corporate headquarters, primary manufacturing facility and investment property. The expenses relating to retirement of these credit facilities totaled $3,609 and included $1,818 in recognized losses from the termination of interest rate swaps, $416 in the write-off of unamortized loan fees and $1,375 in legal and other costs associated with terminated efforts to refinance the Company’s debt with other financing sources. This amount is included in other income (expense).

In January 2002, the Company entered into a three-year, $20,000 revolving credit agreement with a bank to support its cash flow and letter of credit requirements. Borrowings under the revolving credit line bore interest at a margin over LIBOR or the prime rate and were collateralized by substantially all the assets of the Company. The credit agreement contained certain, customary restrictive covenants, including minimum net worth and restrictions on capital expenditures and additional indebtedness. Following the Instrumentarium Acquisition, the credit agreement was amended to eliminate substantially all restrictive covenants. In March 2003, the amount available under the facility was reduced to $500. The facility was closed prior to the GE Medical Acquisition.

During 2002, the Company had available unsecured overdraft bank lines of credit maintained by various foreign subsidiaries. These facilities were terminated in 2002, following the acquisition of the Company by Instrumentarium.

9. ACCRUED EXPENSES

	December 31, 2002	December 31, 2003
Salaries and other compensation	$5,051	$5,766
Product warranty obligations	3,632	4,374
Employee benefit insurance liabilities	1,061	1,328
Sales and use taxes	773	1,001
Other	2,875	2,510

	$13,392	$14,979

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

10. RESTRUCTURING

Prior to the date of acquisition, Instrumentarium began to plan for the integration and restructuring of the Spacelabs business. Shortly after the acquisition date, these integration and restructuring plans were approved. The restructuring plans included closure of 12 offices, termination of approximately 300 employees, termination of distributors in certain international territories and the costs associated with the discontinuance of two overlapping product lines. These costs are accounted for in accordance with EITF Issue 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” A summary of the components of the restructuring charges and activity is as follows:

	Severance	Lease termination	Distributor termination	Facility closure	Product exit	Total restructuring
Balance July 4, 2002	$6,881	$1,736	$235	$159	$1,741	$10,752
Payments	(2,746)	(258)	—	(8)	(29)	(3,041)
Adjustments	—	—	—	—	—	—

Balance December 31, 2002	4,135	1,478	235	151	1,712	7,711
Payments	(3,007)	(621)	(6)	(8)	(5)	(3,647)
Adjustments	(815)	(168)	—	(11)	(184)	(1,178)

Balance October 8, 2003	313	689	229	132	1,523	2,886
Payments	(313)	(22)	—	(20)	(91)	(446)
Adjustments	—	—	—	—	—	—

Balance December 31, 2003	$—	$667	$229	$112	$1,432	$2,440

While these obligations were originally established under EITF 95-3, they continued to represent liabilities of the Company as of October 9, 2003, the date of the GE Medical Acquisition.

As of December 31, 2003, approximately 300 Spacelabs’ employees had been terminated under the restructuring plans and all 12 offices had been closed. The adjustments to the restructuring accrual in the period from January 1, 2003 through October 8, 2003 were recorded as a decrease to other intangibles.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

11. INCOME TAXES

The components of income (loss) from continuing operations before extraordinary item and income taxes are:

	Year ended December 31, 2001	Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002	Period From January 1 - October 8, 2003	Period From October 9 - December 31, 2003
US operations	$1,603	$(14,478)	$(17,010)	$(25,392)	$(2,150)
International operations	2,915	(1,293)	(1,276)	894	317

	$4,518	$(15,771)	$(18,286)	$(24,498)	$(1,833)

Income tax expense (benefit) from continuing operations consists of the following:

	Year ended December 31, 2001	Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002	Period From January 1 - October 8, 2003	Period From October 9 - December 31, 2003
Current:
US federal	$3,036	$(7,099)	$—	$—	$—
US state and local	71	3	—	—	—
International	979	125	—	310	103
Deferred, US federal	(2,032)	29,154	—	—	—
Deferred, international	—	556	—	—	—

	$2,054	$22,739	$—	$310	$103

The allocation of income tax expense (benefit) is as follows:

Continuing operations	2,054	22,739	—	310	103
Discontinued operations	(2,466)	—	—	—	—

	$(412)	$22,739	$—	$310	$103

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Deferred income tax assets and liabilities consist of the following at December 31:

	2002	2003
Deferred income tax assets:
Inventory obsolescence provisions	$8,973	$6,625
Product warranty obligations	1,752	1,309
Net operating loss carryforwards	2,926	1,134
Deferred revenue and inter-company profits	753	281
Uniform inventory capitalization	1,876	1,475
Accrued compensation and benefits	3,357	6,428
Allowance for doubtful accounts	2,692	489
Research and foreign tax credit carryforwards	1,138	—
Foreign deferred gain	3,100	—
Other intangibles	—	1,555
Depreciation and amortization	—	182
Other	4,469	3,472

	31,036	22,950
Valuation allowance	(20,733)	(22,950)

	$10,303	$—

Deferred income tax liabilities:
Other intangibles	10,879	—
Depreciation and amortization	1,664	—

	12,543	—

Net Deferred Tax Asset (Liability)	$(2,240)	$—

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

The provision for income taxes differs from the amount of income tax determined by applying the applicable US statutory federal income tax rate to income (loss) from continuing operations before extraordinary item and income taxes, as a result of the following:

	Year ended December 31, 2001	Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002	Period From January 1 - October 8, 2003	Period From October 9 - December 31, 2003
Taxes (benefit) at the US statutory rate	$1,582	$(5,520)	$(6,400)	$(8,574)	$(642)
Increases (decreases) in taxes resulting from:
State and local taxes	46	2	—	—	—
International operations	452	117	360	(3)	(8)
Foreign sales corporation	(349)	(678)	(181)	—	—
Nondeductible amortization of goodwill	517	63	—	—	—
Nondeductible transaction fees	—	551	—	—	—
Increase in valuation allowance	—	27,833	6,482	8,930	566
Acquisition of in-process research and development	—	—	495	—	—
Other, net	(194)	371	(756)	(43)	187

	$2,054	$22,739	$—	$310	$103

At December 31, 2002, the Company has recorded a net deferred tax liability of $2,240, related to an intangible that has an indefinite life and therefore, cannot be used to reduce the need for a valuation allowance on deferred tax assets. The remaining net deferred tax assets were 100% offset with a valuation allowance, because management concluded that it was more likely than not that the deferred tax assets will not be fully realized. Management’s conclusion was based on Spacelabs’ stand-alone historical net operating losses and uncertainty regarding the Company’s projected future earnings.

At December 31, 2001, the Company had recorded net deferred tax assets of $28,502, including $2,933 related to loss carryforwards, the majority of which expire in 2021. Taxable income of at least $82,000 was required in future years to realize these deferred tax assets. Historically, the Company had generated sufficient taxable income to realize comparable levels of deferred tax assets. Although realization was not assured, the Company believed it was more likely than not that all of the deferred tax assets would be realized based on its projections of future taxable income, which included an expected return to profitability in 2002, increasing revenue and benefits of cost reduction efforts implemented in 2000 and 2001.

As a result of the Company’s operating losses for the periods January 1, 2002 through July 3, 2002, management concluded that the Company’s projections of future taxable income were not achievable. This coupled with the losses reported by the Company in 2000 and 2001, caused management to conclude in 2002 that it was more likely than not that the deferred tax assets will not be fully realized. In 2003, management’s conclusions have not changed given the continuing operating losses incurred in 2003. The increase (decrease) in the valuation allowance for the years ended December 31, 2001, and for the periods January 1, 2002 through July 3, 2002, July 4, 2002 through December 31, 2002, January 1, 2003 through October 8, 2003 and for the period October 9, 2003 through December 31, 2003 was ($53), $27,833, $6,482, $8,930 and $566, respectively. Included in deferred tax expense for the period January 1, 2002 through July 3, 2002 is $28,502 of a valuation allowance related to the net deferred tax assets as of January 1, 2002.

If the Company had reported federal income taxes on a separate stand-alone basis at December 31, 2003, the Company would have had net operating loss carryforwards for US federal tax purposes of approximately $3,004 for the period October 9, 2003 through December 31, 2003.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

12. OTHER LONG-TERM OBLIGATIONS

Cash Balance and Post-Retirement Plans

Effective January 1, 2003, substantially all employees of the Company’s US operations with at least one year of service became covered under the Instrumentarium Cash Balance Plan (“Cash Balance Plan”), a noncontributory defined benefit pension plan. Each calendar quarter, credits to employee accounts are made based on the employees’ years of service and level of compensation. Participant accounts vest in the plan 20% per year after three years of service. Prior to January 1, 2003, except for employees of the Company’s Spacelabs Burdick operations, substantially all employees of the Company’s US operations were covered under the Spacelabs Medical Inc. Retirement Plan (“Retirement Plan”), a noncontributory defined benefit pension plan. Effective December 31, 2002, the assets of the Retirement Plan were merged into the Cash Balance Plan.

The Company also provided unfunded healthcare and life insurance benefits to certain retirees of Spacelabs Burdick. The Spacelabs Burdick Post-Retirement Plan (“Post-Retirement Plan”) was retained by the Company upon the divestiture of Spacelabs Burdick. Current employees of the Company or Spacelabs Burdick are not entitled to these benefits upon retirement.

On March 19, 2004, Spacelabs was sold to OSI Systems, Inc. Effective on that date, Spacelabs employees were no longer able to participate in the Cash Balance Plan. The liabilities and obligations of the Cash Balance Plan and the Post-Retirement Plan remained with Instrumentarium/GE Medical and were not assumed by OSI Systems, Inc.

A summary of these plans at December 31, 2002 and 2003 is as follows:

	Pension Benefits		Post-Retirement Benefits
	2002	2003	2002	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$28,892	$32,975	$2,071	$2,104
Service cost	1,076	1,356	—	—
Interest cost	1,797	2,219	93	217
Actuarial loss	1,499	5,535	52	729
Change in assumptions/Plan Amendments	330	—	—	—
Benefits paid	(619)	(1,435)	(112)	(225)

Benefit obligation at end of year	32,975	40,650	2,104	2,825

Change in plan assets:
Fair value of assets at beginning of year	25,664	23,115	—	—
Actual gain (loss) on plan assets	(2,231)	5,362	—	—
Employer contribution	301	576	112	225
Benefits paid	(619)	(1,435)	(112)	(225)

Fair value of assets at end of year	23,115	27,618	—	—

Funded status at end of year:
Funded status	(9,860)	(13,032)	(2,104)	(2,825)
Unrecognized net actuarial (gain) loss	2,403	(243)	31	49

Accrued benefit cost	$(7,457)	$(13,275)	$(2,073)	$(2,776)

Amounts recognized in the balance sheet consist of:
Accrued benefit liability	(7,457)	(13,299)	(2,073)	(2,776)
Accumulated other comprehensive income	—	24	—	—

Net amount recognized at end of year	$(7,457)	$(13,275)	$(2,073)	$(2,776)

Total benefit obligation	$32,975	$40,650	$2,104	$2,825
Fair value of plan assets	$23,115	$27,618	$—	$—

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

At the date of the Instrumentarium Acquisition, the Company’s pension liability was adjusted to fair value, which resulted in an increase of $6,479. At the date of the GE Medical Acquisition, the pension liability was adjusted to fair value, which resulted in an increase of $3,828. A portion of the increase at the date of the GE Medical Acquisition was due to the contemplated acceleration of cash payments from the termination of Spacelabs employees from the Cash Balance Plan pending the divestiture of the Spacelabs business.

	Year ended December 31, 2001	Period from January 1 - July 3, 2002	Period from July 4 - December 31, 2002	Period from January 1 - October 8, 2003	Period from October 9 - December 31, 2003
Components of net periodic benefit costs:
Cash Balance and Retirement plans:
Service cost	$1,156	$621	$455	$964	$392
Interest cost	1,930	1,069	728	1,675	544
Expected return on plan assets	(2,361)	(1,027)	(715)	(1,347)	(512)
Recognized net actuarial (gain) loss	(26)	(13)	—	2	57

Net periodic benefit cost	$699	$650	$468	$1,294	$481

Post-retirement plan:
Net periodic benefit cost — interest cost only	$151	$45	$48	$174	$43

	Pension Benefits		Post-Retirement Benefits
	2002	2003	2002	2003
Weighted average assumptions at end of year:
Discount rate	6.75%	6.00%	6.75%	6.00%
Expected return on plan assets	8.00%	8.00%	—	—
Rate of compensation increase	5.00%	5.00%	—	—
Measurement date – December 31:	2002	2003	2002	2003

The expected returns on plan assets for the Cash Balance Plan and the Retirement Plan were based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. The expected rate of return is applied to a market-related value of assets, which reduces the underlying variability in assets to which the expected return is applied.

Future benefit costs for the Post-Retirement Plan were estimated assuming medical costs would increase at a 14% annual rate, with the rate decreasing gradually to 5% for 2011, and remains constant thereafter. A one-percentage point change in the assumed healthcare cost trend rate would have the following effects on the Post-Retirement Plan:

	1% Increase	1% Decrease
Effect on total service and interest costs	$15	$(13)
Effect on post-retirement benefit obligation	$244	$(218)

The Cash Balance Plan asset allocation as of December 31, 2003 was comprised as follows:

	Target Allocation	Actual Allocation
Domestic equity securities	50%	51%
Foreign equity securities	10%	11%
Domestic fixed income securities	40%	38%

	100%	100%

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

The fiduciaries for the Cash Balance Plan set its investment policies and strategies. Long-term strategic investment objectives include preserving the funded status of the plan trust, maintaining liquidity to cover current benefit obligations and balancing risk and return. The plan fiduciaries oversee the investment allocation process, which includes selecting investment managers, commissioning periodic asset-liability studies, setting long-term strategic targets and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

Plan assets are invested subject to the following policy guidelines:

Domestic equity securities: Permissible investments are limited to U.S. dollar-denominated common and preferred stock, including convertibles, warrants and rights, listed or traded in the U.S. over the counter or on an exchange; Real Estate Investment Contracts (REITs); American Depository Receipts (ADRs); or money market securities with maturities of less than one year and rated A1/P1. No more than 10% of the outstanding voting securities of any corporation may be held and no holding of any individual security shall exceed 5% of the portfolio at time of purchase.

Foreign equity securities: Permissible investments include value, core or growth equity securities with market capitalizations greater than $500 million. The average market capitalization of the portfolio should be greater than $1 billion. At least 80% of assets should be invested in the equity securities of non-U.S. developed countries. The portfolio should be broadly diversified by country, with no single country representing more than 30% of assets. Strategies that invest in a single country or geographic region are excluded. No holding of any individual security shall exceed 5% of the portfolio valued at market. Individual economic sector concentrations will be limited to 35% of the portfolio value at market.

Domestic fixed income securities: Permissible investments are limited to the following: U.S. dollar-denominated government and agency securities; U.S. dollar-denominated corporate bonds and convertibles; Yankee bonds; collateralized mortgage obligations fully backed by underlying collateral; mortgage and asset-backed securities; money market securities with maturities of less than one year and rated A1/P1; and non-U.S. dollar-denominated bonds are permitted up to 20% of portfolio assets. The average quality of the fixed income portfolios will be at least AA. Up to 15% of the portfolio valued at market may be invested in bonds rated below investment grade (BBB/Baa). At least 85% of the portfolio valued at market must be invested in investment grade (BBB/Baa minimum) by at least one rating agency or, if not rated, of comparable quality as determined by the investment manager. Non-rated issues are limited to 10% of the portfolio. Up to 10% of the portfolio valued at market may be invested in emerging market bonds, with markets defined as those in the MSCI Emerging Bond Index.

Prohibited investments: The following investments or transactions are expressly prohibited: Direct investment in real estate limited partnerships; venture capital; margin purchases and short-sale contracts; derivatives used for the purpose of leverage; restricted stock; and commodities.

Defined Contribution Plans

Datex-Ohmeda Savings Investment Plan: Effective January 1, 2003, Spacelabs’ US full-time employees with at least 30 days of service became eligible to participate in the Datex-Ohmeda Savings Investment Plan. Under the plan, participating employees could defer up to 25% of their pretax salary, but not more than statutory limits. The Company contributed a matching cash amount of fifty cents for each dollar contributed by a participant up to 6% of the employee’s earnings. Matching contributions vest 100% upon completion of three years of service. Matching contributions to the savings plan were $692 and $201 in the period from January 1, 2003 through October 8, 2003 and the period from October 9, 2003 through December 31, 2003, respectively.

Spacelabs Medical ISSOP 401(k) Plan: Prior to January 1, 2003, the Company maintained an Incentive Savings and Stock Ownership Plan (ISSOP) for the majority of its full-time US resident employees with at least 60 days of service. Under the plan, participating employees were able to defer up to 16% of their pretax salary, but not more than statutory limits. The Company contributed, in Spacelabs common stock through June 30, 2002 and in cash thereafter, fifty cents for each dollar contributed by a

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

participant, up to 6% of the employee’s earnings. Matching contributions vested on a cumulative basis at 20% per year over a five-year period. Company contributions to the savings plan were $706, $375 and $203 for the year ended December 31, 2001, the period from January 1, 2002 through July 3, 2002 and the period from July 4, 2002 through December 31, 2002, respectively. The Spacelabs Incentive Savings and Stock Ownership Plan was terminated on December 31, 2002. Employees were allowed to rollover their balances in the Spacelabs plan into the Datex-Ohmeda Savings Investment Plan.

Spacelabs Burdick, Inc. 401(k) Savings Plan: Full-time employees of the Company’s Spacelabs Burdick operations were entitled to participate in the Spacelabs Burdick, Inc. 401(k) Savings Plan. Participants were able to defer up to 16% of their pretax salary, but not more than statutory limits. The Company contributed a matching cash amount of twenty-five cents for each dollar contributed by a participant up to 4% of the employee’s earnings. Company contributions under the Spacelabs Burdick, Inc. 401(k) Savings Plan vested over a five-year period. The Company contributed $54, $40 and $36 to this plan in 2001, the period from January 1, 2002 through July 3, 2002 and the period from July 4, 2002 through December 31, 2002, respectively. This plan was divested on January 2, 2003 in connection with the sale of Burdick.

Rent Obligation

Included in other long-term obligations at December 31, 2003, is $2,899 in rent obligations relating to the Company’s Issaquah, Washington building lease. The lease provisions include a free year of rent for the 2003 calendar year and annual rent increases over the ten-year term of the lease. The liability at December 31, 2003 is primarily comprised of an amount related to the Company’s above-market lease at the date of the GE Acquisition and an amount for the deferred rent for the period from October 9, 2003 through December 31, 2003. These amounts will be recognized as a reduction to rent expense over the remaining term of the lease. See Note 14 for future minimum lease payments.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

13. SHAREHOLDERS’ EQUITY

Stock Option Plans

Prior to July 3, 2002, the Company had five stock-based compensation plans, which are described below. The plans were all terminated as of July 3, 2002, the date the Company was acquired by Instrumentarium.

Summaries of the plans are as follows:

The 1993 Nonofficer Employee Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the “Nonofficer Employee Plan”):

Under the Nonofficer Employee Plan, as amended, 1,800,000 shares of common stock were reserved for issuance upon the exercise of stock options at prices determined by the Company’s Nonofficer Employee Plan Committee, for issuance of restricted shares for cash equal to the par value of the shares of common stock and for issuance upon the payment of the base price assigned to stock appreciation rights or performance unit awards. Stock options and restricted shares that were granted under the Nonofficer Employee Plan generally vested on a cumulative basis at 25% per year over a four-year period with a maximum term of 10 years.

The 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the “1992 Plan”):

The 1992 plan, as amended and restated, expired for new awards in May 2000. Stock options and restricted shares granted under the 1992 Plan generally vested on a cumulative basis at 25% each year over a four-year period and had a maximum term of 10 years. Stock options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

The 1992 Stock Option and Deferral Plan for Nonemployee Directors (the “Director Plan”):

The Director Plan, as amended, provided for the grant of options to acquire up to a total of 150,000 shares of common stock to nonemployee directors. Stock options granted under the Director Plan were immediately exercisable. The maximum term for options granted under the Director Plan was 5 years for those granted prior to 1996 and 10 years thereafter. All options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

The Management Incentive Compensation Plan (the “MIC Plan”):

The MIC Plan provided for the grant of incentive compensation awards to officers and key employees of the Company and its subsidiaries. Incentive compensation awards could have been in cash, common stock or any combination thereof. Under the MIC Plan, 100,000 shares of common stock were reserved for issuance.

Lifeclinic Holding Corporation 2000 Long-Term Incentive Plan (the “Lifeclinic Plan”):

The Lifeclinic Plan, which was established in 2000, provided for the issuance of up to 1,904,000 shares of stock in the Company’s wholly-owned subsidiary, Lifeclinic Holding Corporation, pursuant to stock options, rights, restricted stock awards, incentive share awards and performance awards. All options were granted at an exercise price not less than the Fair Market Value (as defined) of the stock on the date of grant. Options had a maximum term of 10 years and generally vested 25% after one year and 1/48th of the shares each month thereafter. In August 2001, the Company repurchased all of the then outstanding Lifeclinic Plan options from employees at a price of $0.52 per share. The Company recognized approximately $370 in compensation expense as a result of this transaction.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

Summary of Stock Option Plans

A summary of options granted and outstanding is presented below:

	Spacelabs Medical Shares	Weighted- Average Exercise Price	Lifeclinic Plan Shares	Weighted- Average Exercise Price
Balance at December 31, 2000 (1,526,577 exercisable)	2,602,650	$19.46	715,920	$2.85
Granted	96,500	12.32	—	—
Exercised	(7,500)	13.44	—	—
Canceled/Repurchased	(108,250)	16.57	(715,920)	$2.85

Balance at December 31, 2001 (1,941,388 exercisable)	2,583,400	19.33	—
Granted	28,000	12.66	—
Exercised	(4,000)	10.89	—
Canceled/Repurchased	(149,375)	18.57	—

Balance at July 3, 2002 (2,269,382 exercisable)	2,458,025	$19.32	—

At the date of the Instrumentarium Acquisition, 144,000 options, representing all of the in-the-money options outstanding were exercised and the shares purchased by Instrumentarium. Out-of-the-money options were acquired by Instrumentarium for a nominal amount.

The following table summarizes information about the Company’s restricted shares:

Spacelabs Medical Shares
Outstanding at December 31, 2000	30,000
Granted	—
Vested	(13,500)
Canceled	—

Outstanding at December 31, 2001	16,500
Granted	—
Vested	(15,250)
Canceled	(1,250)

Outstanding at July 3, 2002	—

Restricted shares were issued at par value. Unearned compensation of $41 in 2001, representing the unamortized balance of the fair market value of the Company’s common stock at the date of grant, was amortized over the four-year vesting period. Amortization of restricted share compensation was $90 in 2001 and $8 for the period from January 1 through July 3, 2002.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

14. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain property and equipment under long-term operating leases expiring on various dates through 2013, some of which contain renewal options. Certain of these leases contain clauses for escalations and payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Net rental expense under these leases was $7,389, $4,950, $5,268, $4,506, and $1,326 in the year ended December 31, 2001, the period from January 1 through July 3, 2002, the period from July 4 through December 31, 2002, the period from January 1 through October 8, 2003 and the period from October 9 through December 31, 2003, respectively.

Minimum aggregate future rentals are as follows:

2004	$5,445
2005	5,125
2006	4,455
2007	4,006
2008	3,903
Thereafter	17,215

$40,149

The Company leased certain property and office space to others under operating leases until its investment property was sold in July of 2001. Net rental income under these leases in 2001 was $207.

Litigation

In March 2004, certain individuals named the Company and its subsidiary, Spacelabs Medical, as well as a hospital located in Bexar County, Texas, in a petition claiming that the individuals suffered injuries in March 2003 caused, in part, by a defective monitoring system manufactured by Spacelabs Medical. The amount of the claim has not yet been specified and no liability has been recorded by the Company as of December 31, 2003.

In April 2004, certain individuals named Spacelabs Medical, as well as several other defendants, in a petition that alleges, among other things, that a product possibly manufactured by Spacelabs Medical failed to properly monitor a hospital patient thereby contributing to the patient’s death in November 2001. The amount of the claim has not yet been specified and no liability has been recorded by the Company as of December 31, 2003.

Various lawsuits and claims are pending against the Company, including product liability claims which are generally covered by insurance policies. Although the outcome of such lawsuits and claims cannot be predicted with certainty, the expected disposition thereof will not, in the opinion of management both individually and in the aggregate, result in a material adverse effect on the Company’s results of operations and financial position.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

15. OTHER INCOME (EXPENSE)

The primary components of other income (expense) are as follows:

	Year ended December 31, 2001	Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002	Period From January 1 - October 8, 2003	Period From October 9 - December 31, 2003
Loss from other than temporary decline in fair value of investments (Note 2)	$(2,200)	$(1,000)	$—	$—	$—
Debt retirement fees and expenses (Note 8)	(3,609)	—	—	—	—
Foreign currency exchange gains (losses)	74	(154)	(48)	373	293
Gain on sale of investment (Note 2)	—	—	—	750	—
Other	(1,355)	(902)	(113)	(9)	—

	$(7,090)	$(2,056)	$(161)	$1,114	$293

Foreign currency exchange gains and losses consist of realized gains and losses on cash transactions involving various foreign currencies and unrealized gains and losses resulting from exchange rate fluctuations primarily affecting intercompany accounts.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts provided below.

	2002		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$6,646	$6,646	$2,165	$2,165
Trade receivables	37,431	37,431	35,469	35,469
Investments in non-public companies	1,150	1,150	1,000	1,000
Accounts payable and accrued expenses	$22,764	$22,764	$18,405	$18,405

Cash and Cash Equivalents: Due to their short-term nature, the carrying value of cash equivalents at December 31, 2002 and 2003, approximated fair value.

Trade receivables: The carrying value of trade receivables at December 31, 2002 and 2003 approximated fair value.

Investments: The Company estimates the fair value of its cost method investments in non-public entities as discussed in Note 2.

Accounts payable and accrued expenses: The carrying value of accounts payable and accrued expenses at December 31, 2002 and 2003 approximated fair value.

SPACELABS MEDICAL

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS - CONTINUED

(dollars in thousands, except per-share data)

17. SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning cash flow activities:

	Year ended December 31, 2001	Period From January 1 - July 3, 2002	Period From July 4 - December 31, 2002	Period From January 1 - October 8, 2003	Period From October 9 - December 31, 2003
Interest paid	$4,568	$28	$126	$—	$—

Income taxes paid (refunded)	$299	$(5,088)	$90	$1,064	$—

Non-cash investing and financing activities:
Reduction in restructuring provision against intangibles	$—	$—	$—	$1,178	$—

Increase (decrease) in pension accrual recorded as a component of accumulated other comprehensive income	$—	$2,029	$—	$1,503	$—

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information

OSI Systems, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Information

Introduction

On March 19, 2004, OSI Systems, Inc. (“OSI Systems”) completed the acquisition of the net assets of Spacelabs Medical, a business unit of Instrumentarium, for approximately $47.9 million in cash (net of cash acquired), including acquisition costs. Spacelabs Medical is a leading global manufacturer and distributor of patient monitoring systems for critical care and anesthesia, wired and wireless networks, clinical information connectivity solutions, ambulatory blood pressure monitors, and medical data services. The installed base of Spacelabs Medical patient monitoring systems consists of approximately 100,000 units worldwide, with 60,000 in the United States, 30,000 in Europe and 10,000 in Asia. The net assets acquired primarily included receivables, inventories, property, plant and equipment, goodwill and other intangibles assets, net of current liabilities. The results of operations subsequent to the date of acquisition of Spacelabs Medical were included in OSI Systems’ Annual Report on Form 10-K for the year ended June 30, 2004.

The following unaudited pro forma condensed combined information gives effect to the acquisition of Spacelabs Medical assuming the transaction took place as of July 1, 2003 for the condensed combined statements of operations for the year ended June 30, 2004. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined information. Such unaudited pro forma condensed combined information should be read in conjunction with OSI Systems’ consolidated financial statements and notes set forth in the Annual Report on Form 10-K for the year ended June 30, 2004.

The unaudited pro forma condensed combined information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of OSI Systems would have been had the acquisition of Spacelabs Medical been consummated on July 1, 2003 nor are they necessarily indicative of future consolidated results of operations.

The unaudited pro forma condensed combined information reflects preliminary estimates of fair value of the assets acquired and liabilities assumed and the related preliminary allocations of purchase price related to OSI Systems’ acquisition of Spacelabs Medical. The final purchase price is subject to certain working capital adjustments. In June 2004, OSI Systems notified Instrumentarium Corporation’s parent, GE Medical Systems, of a working capital and retention bonus adjustment resulting in what OSI Systems believes to be a downward adjustment of the purchase price in the amount of $25.9 million. In September 2004, GE Medical Systems responded that it believes the amount of the downward adjustment to be $7.8 million. No amounts have been assumed in this unaudited pro forma condensed combined information in relation to the expected reduction in the purchase price. The amount of the final adjustment will be resolved by way of a process established in the purchase agreement. Therefore, the final purchase price and the purchase price allocation may differ significantly from the preliminary estimates of these amounts assumed in this unaudited pro forma condensed combined information.

The following table shows the preliminary allocation of the purchase price (in thousands):

Current Assets (net of cash)	$65,474
Fixed Assets	2,023
Developed Technology	5,771
Tradenames	6,041
Customer Relationships/Backlog	3,344
Other Long-term Assets	1,610

Total Assets	$84,263
Current Liabilities	(36,334)

Total consideration paid in cash (net of cash acquired)	$47,929

Intangible assets acquired have the following useful lives: Developed Technology — 10 years; Customer Relationships/Backlog — 10 years. Acquired intangible assets include amounts assigned to tradenames that are not subject to amortization.

On October 9, 2003, GE Medical Systems completed its acquisition of Instrumentarium, which included the Spacelabs Medical business unit later acquired by OSI Systems on March 19, 2004. The following historical statement of operations of Spacelabs Medical for the year ended June 30, 2004 reflects the allocation of GE Medical Systems purchase price to the Spacelabs Medical business unit based upon an appraisal. No amounts have been allocated to intangible assets or property, plant and equipment.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended June 30, 2004

(Dollars in thousands except share data)

	OSI Systems, Inc.	Spacelabs Medical, Inc. (1)(2)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$247,069	$100,160	$—		$347,229
COST OF GOODS SOLD	163,712	72,478	(1,549	)(3)	234,641

GROSS PROFIT	83,357	27,682	1,549		112,588

Selling, general and administrative expenses	54,161	42,444	527	(3)	97,132
Research and development	14,638	12,799	(113	)(3)	27,324
Management retention bonus	1,104	1,922	—		3,026
Restructuring charges	1,061	—	—		1,061
Other income	(376)	(6)	—		(382)
Write off of deferred acquisition costs	—	—	—		—
Impairment of equity investment	247	—	—		247
Interest expense	283	—	—		283
Interest income	(863)	—	359	(4)	(504)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	13,102	(29,477)	776		(15,599)
PROVISION FOR INCOME TAXES	3,316	206	(774	)(5)	2,748
MINORITY INTEREST IN NET INCOME OF SUBSIDIARY	170	—	—		170

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$9,956	$(29,683)	$1,550		$(18,177)

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic	$0.68				$(1.23)
Diluted	$0.65				$(1.23)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,733,700				14,733,700
Assuming dilution	15,236,399				14,733,700

OSI Systems, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Financial Statements

1.	The unaudited condensed statement of operations of Spacelabs Medical included in the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2004 represent the results of operations for the period from July 1, 2003 through March 19, 2004. The results of Spacelabs Medical’s operations from March 20, 2004 through June 30, 2004 have been consolidated in OSI Systems condensed statement of earnings.

2.	The historical amounts included in the unaudited condensed combined statements of operations included certain significant items that affect Spacelabs Medical’s operations. These items are summarized below:

In connection with the acquisition of Spacelabs Medical by Instrumentarium, inventories were increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $12.4 million, is being recorded to cost of sales subsequent to July 3, 2002, based on the average turnover of inventories. For the period July 1, 2003 through June 30, 2004, the amount charged was $0.3 million.

On October 9, 2003 Instrumentarium was acquired by GE Medical and in connection with this acquisition, inventories were increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $2.0 million, is being recorded to cost of sales subsequent to October 9, 2003 based on average turnover of inventories. For the period October 9, 2003 through June 30, 2004 the amount charged to cost of sales was $2.0 million.

On March 19, 2004, Spacelabs Medical was acquired by OSI Systems and in connection with this acquisition, inventories were increased to their estimated selling prices, less the sum of costs of disposal and a normal selling margin. This adjustment, which totaled $4.1 million, is being recorded to cost of sales subsequent to March 19, 2004 based on average turnover of inventories. For the period March 20, 2004 through June 30, 2004 the amount charged to cost of sales was $0.5 million.

Spacelabs Medical’s condensed statement of operations for the year ended June 30, 2004 includes charges of $9.2 million for inventory valuation provisions, and $0.9 million for increases in the allowances for doubtful accounts.

Spacelabs Medical’s condensed statement of operations for the year ended June 30, 2004 also included a charge of $3.0 million for retention payments for certain employees in connection with Intrumentarium’s acquisition by GE Medical

Systems in October 2003, of which $1.9 million was accrued in the period from July 1, 2003 to March 19, 2004.

3.	Pro forma adjustment represents the net impact of 1) eliminating depreciation and amortization charges on the Spacelabs Medical historical bases of property, plant and equipment, and certain intangibles; and 2) adding depreciation and amortization charges related to the new bases of property, plant and equipment, and certain intangibles, as a result of OSI Systems’ acquisition of Spacelabs Medical. Based on the preliminary nature of the fair value estimates of the assets acquired and liabilities assumed and the related allocations of the purchase price in OSI Systems’ acquisition of Spacelabs Medical, $17.2 million has been allocated to property, plant and equipment, and intangible assets. In June 2004, OSI Systems notified Instrumentarium Corporation’s parent, GE Medical Systems, of a working capital and retention bonus adjustment resulting in what OSI Systems believes to be a downward adjustment of the purchase price in the amount of $25.9 million. In September 2004, GE Medical Systems responded that it believes the amount of downward adjustment to be $7.8 million. Depending on the outcome of the working capital adjustment, the purchase price and the purchase price allocation could change significantly, which would directly impact the level of depreciation and amortization charges. No amounts have been assumed in the pro forma adjustment in relation to the expected reduction in purchase price. Accordingly, the pro forma adjustment assumes $1.1 million depreciation and amortization charges on these allocated amounts of property, plant and equipment, and intangible assets for the period from July 1, 2003 to March 19, 2004, and $391,000 was included in the period from March 20, 2004 to June 30, 2004 in the OSI Systems condensed statement of earnings.

4.	To eliminate interest income that OSI Systems would not have earned had the cash to acquire Spacelabs Medical been used on July 1, 2003. OSI Systems has been earning approximately 1% interest on its cash investments.

5.	Represents the tax effects of Spacelabs Medical and the Pro Forma adjustments based upon statutory tax rate of 35%. Such amount has been limited to the tax benefit derived from the offset of Spacelabs Medical pretax losses against estimated taxable income derived by OSI Systems in the U.S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.

Date: October 8, 2004	By:	/S/ ANUJ WADHAWAN
Chief Financial Officer

EXHIBIT INDEX

No.	Description

23.1	Independent Auditors’ Consent